Exhibit 99.3

Form of Email to Investors

Dear [personalize name]

We are pleased to have announced that we entered into a definitive agreement to be acquired by Arbor Pharmaceuticals, a specialty pharmaceutical company that markets prescription products for the cardiovascular, hospital, neuroscience, and pediatric markets. We believe that this transaction provides the best outcome for our company, our stockholders and the future of HORIZANT.

I’ve attached the press release which was issued this morning. We plan to file the Schedule 14D-9 promptly with the U.S. Securities and Exchange Commission and will be able to discuss details of this transaction after the filing.

Please let me know if you would like to talk.

Regards,

Jackie

Additional Information and Where to Find It

The tender offer for the outstanding shares of XenoPort, Inc. (“XenoPort”) referenced in this communication has not yet commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of XenoPort, nor is it a substitute for the tender offer materials that Arbor Pharmaceuticals, LLC (“Arbor”) and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Arbor and its acquisition subsidiary will file tender offer materials on Schedule TO, and XenoPort will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of XenoPort are urged to read these documents when they become available because they will contain important information that holders of XenoPort shares should consider before making any decision regarding tendering their shares. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of XenoPort at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting Arbor Pharmaceuticals media relations at brian.adams@arborpharma.com or XenoPort investor relations at ir@XenoPort.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, XenoPort files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Arbor or XenoPort at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Arbor’s and XenoPort’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This communication contains “forward-looking” statements, including, without limitation, all statements about the proposed acquisition of XenoPort by Arbor, the commencement of a tender offer for shares of XenoPort common stock, the realization of estimated synergies and benefits from the proposed acquisition, business strategies, market potential, future financial prospects and other matters that are not historical facts. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “could,” “intend,” “may,” “plans,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the merger agreement between the parties, the possibility of any termination of the merger agreement between the parties, and the parties’ ability to obtain regulatory approval in a timely manner. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Securities and Exchange Commission filings and reports, including in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 5, 2016. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.